MIRE
Petroleum Consultants

1927 Hillgreen Drive
Katy, TX 77494
Tel: 713-882-9598
www.mirepetroleumconsultants.com

April 13, 2022

Patrick Norris
Norris Industries, Inc.
3011 W. Admiral Doyle Drive
New Iberia, LA 70560

SUBJECT: NORRIS INDUSTRIES – MARCH 1, 2022 RESERVES
TEXAS PROPERTIES
SEC PRICES

Mr. Norris,

Mire Petroleum Consultants (MPC) has evaluated the reserves as of March 1, 2022, for Norris Industries, Inc. (NI) properties in Texas. Reserves and cash flows were generated for the NI interests using SEC pricing ($71.67/barrel and $3.95/MMBTU). These estimates were done as per the Securities and Exchange Commission's standards as described in the December 2008 amendment of Section 210.4-10 of Regulation S – X. This report is provided to NI to satisfy the requirements contained in Item 1202(a)(8) of U.S. Securities and Exchange Commission Regulation S-K.

As of March 1, 2022, we estimate net proved reserves to be 26,260 barrels of oil and 115,900 MCF of gas. Discounted (10%) net present value of the proved reserves is $601,3600.

DISCUSSION

Norris Industries, Inc. has interests in twelve (12) actively producing leases in central, eastern and southern Texas. Producing wells total twenty-three, all operated by International Western Oil Corporation. Total production is about 22 BOPD and 140 MCFD. We evaluated the properties, and a summary of the proved reserves and value is shown in Table 1.

Norris Industries, Inc. As of March 1, 2022										
Category	Gross Reserves	Net Reserves	Gross Reserves	Net Reserves	Net Revenue	Expenses & Taxes	Invest-ments	Non-disc. Cashflow	Disc. Cashflow (10%)	Life
	Oil (MBO)	Oil (MBO)	Gas (MMCF)	Gas (MMCF)	M$	M$	M$	M$	M$	Years
Proved Developed Producing	35.9	18.1	97.2	65.1	1,643.5	1,150.2	73.7	419.6	313.2	16.4
Proved Behind Pipe	17.1	6.7	118.7	46.4	634.1	232.2	36.9	365.0	299.4	9.2
Proved Non-producing	4.5	1.4	13.8	4.4	103.5	43.5	22.5	37.5	31.7	5.9
Proved Shut-in	0.0	0.0	0.0	0.0	0.0	0.0	56.3	-56.3	-42.9	0.0
Total Proved	57.6	26.26	229.7	115.9	2,381.1	1,425.9	189.3	765.9	601.4	15.0

Table 1. Norris Industries, Inc. reserves and value summary, as of March 1, 2022.

AVAILABLE DATA

Public production data was available for all leases through January 2022. Revenue and operating expense statements from 2021 were provided by NI and were used for this evaluation. Also, ownership interests for all the leases and wells were provided by NI along with well costs and timing for the recompletion cases and non-producing cases.

METHOD OF APPRAISAL

The purpose of this report is to estimate oil and gas reserves for Norris Industries, Inc. using industry standard assumptions and methods. The properties have been evaluated based on future net cash flow or income. This income will accrue to the appraised interest as the wells are produced to their economic limits. The future net income has also been shown discounted at ten (10%) percent to determine its present worth as required by Regulation S - X.

RESERVES EVALUATION

For the cash flow analysis an oil price of $71.67 per barrel and gas price of $3.95 per MMBTU were used. Local field price differentials were applied. Average realized prices after differentials are $69.22 per barrel of oil and $4.86 per MMBTU of gas. These prices were held constant (no escalations).

Norris Industries, Inc. supplied the ownership data for all the properties, but Mire Petroleum Consultants did not independently verify these interests. A lease abandonment cost (after salvage) was included for each producing and shut in well in our cashflow analysis. Operating costs and capital costs were not escalated in our cashflow projections.

The estimates shown in this report are for proved producing, proved behind pipe and proved non-producing and proved shut-in. Reserve categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. The estimates of reserves and future revenue included herein have not been adjusted for risk.

SUMMARY

Reserves were estimated for the wells and leases by using engineering and geologic methods widely accepted in the industry. For the producing reservoirs, performance methods were used to estimate reserves. Extrapolations were made of various historical data including operating expenses, production taxes and oil, gas and water production.

MPC have made use of all data, appropriate methods, and procedures that are needed to prepare this report according to SEC regulation S-X Section 210.4-10 as amended on December 2008. All estimates are a function of the quality of the available data and are subject to the existing economic conditions, operating methods, and government regulations in effect at the time of the report. The reserves presented in this report are estimates only and should not be interpreted as being exact amounts. Actual volumes recovered could be higher or lower than estimated.

Not only are our reserves and revenue estimates based on that information, which is currently available, but also our estimates are subject to the uncertainties inherent in the application of judgmental factors in interpreting such information. New regulations could have an adverse effect on the reserves calculated in this report.

Kurt Mire supervised or performed all the relevant technical work during the creation of this report. He is a licensed petroleum engineer and officer of Mire Petroleum Consultants, a Texas company. Kurt Mire has a B.S. degree in Petroleum Engineering from the University of Louisiana at Lafayette. He has over 30 years of experience in creating reserve reports and completing reserves analysis for conventional and unconventional fields in the United States.

As of March 1, 2021, we estimate the Norris Industries' net proved reserves to be 26,260 barrels of oil and 115,900 MCF of gas. Discounted (10%) net present value of the proved reserves is $601,360.

In my opinion, the reserve estimates presented in this report are reasonable and were made with generally accepted engineering and evaluation principles. The Economic Summary Projection table and one-liner report are attached.

Regards,

Kurt Mire, P.E.
Mire & Associates, Inc.
DBA Mire Petroleum Consultants
Texas Reg # F-15730

STATE OF TEXAS
KURT M. MIRE
115886
LICENSED
PROFESSIONAL ENGINEER

MIRE Petroleum Consultants

ECONOMIC SUMMARY PROJECTION

International Western Oil Corp

All Cases

Discount Rate : 10.00

As of : 3/1/2022

Grand Total

PROVED RESERVES

SEC PRICES $71.67 & $3.95

Total

Est. Cum Oil Mbbl :	**998.32**
Est. Cum Gas (MMcf) :	**4,087.97**
Est. Cum Water (Mbbl) :	**78,527.84**

Year		Oil Gross (Mbbl)	Gas Gross (MMcf)	Oil Net (Mbbl)	Gas Net (MMcf)	Oil Price ($/bbl)	Gas Price ($/Mcf)	Oil & Gas Rev. Net (M$)	Misc. Rev. Net (M$)	Costs Net (M$)	Taxes Net (M$)	Invest. Net (M$)	NonDisc. CF Annual (M$)	Cum Disc.CF (M$)
2022		10.06	35.55	5.37	19.17	69.40	4.94	467.45	0.00	221.14	35.33	51.56	159.42	150.99
2023		11.49	55.24	5.61	27.21	69.12	4.67	514.97	0.00	222.79	39.56	0.00	252.62	374.54
2024		7.47	39.38	3.56	20.53	69.41	4.86	346.66	0.00	171.21	27.03	65.22	83.20	440.70
2025		5.10	28.60	2.22	15.14	68.86	4.92	227.16	0.00	111.35	17.97	24.35	73.49	494.13
2026		4.32	23.09	1.89	12.61	68.92	5.02	193.46	0.00	110.21	15.30	19.94	48.01	525.88
2027		3.64	17.33	1.56	9.30	68.96	5.01	154.39	0.00	95.59	12.10	5.00	41.69	550.89
2028		2.65	8.12	1.03	3.17	68.93	4.40	85.22	0.00	44.99	6.35	0.00	33.88	569.45
2029		2.39	6.74	0.93	2.64	68.97	4.46	76.09	0.00	44.67	5.65	6.88	18.90	578.96
2030		2.18	5.74	0.85	2.24	69.00	4.50	68.97	0.00	44.59	5.10	1.88	17.40	586.80
2031		1.55	2.45	0.61	0.96	69.51	5.15	47.03	0.00	29.06	3.42	0.00	14.55	592.79
2032		1.31	1.49	0.51	0.58	69.73	5.77	39.01	0.00	24.35	2.82	0.00	11.84	597.22
2033		1.22	1.37	0.48	0.54	69.73	5.77	36.23	0.00	24.35	2.62	4.10	5.16	598.94
2034		1.13	1.27	0.44	0.50	69.73	5.77	33.75	0.00	24.35	2.44	0.00	6.95	601.09
2035		1.06	1.18	0.41	0.46	69.73	5.77	31.43	0.00	24.35	2.27	0.00	4.81	602.44
2036		0.99	1.09	0.39	0.43	69.73	5.77	29.35	0.00	24.35	2.12	4.26	-1.38	602.13
Rem.		1.01	1.09	0.39	0.43	69.73	5.77	29.91	0.00	26.26	2.16	6.15	-4.66	-0.78
Total	**16.4**	**57.57**	**229.73**	**26.26**	**115.90**	**69.22**	**4.86**	**2,381.09**	**0.00**	**1,243.62**	**182.25**	**189.34**	**765.88**	**601.36**
Ult.		**1,055.89**	**4,317.70**											

Eco. Indicators

Return on Investment (disc) :	5.150
Return on Investment (undisc) :	5.045
Years to Payout :	0.78
Internal Rate of Return (%):	>1000

Present Worth Profile (M$)

PW 5.00% :	**672.56**	**PW 20.00% :**	**500.60**
PW 8.00% :	**627.68**	**PW 30.00% :**	**432.77**
PW 10.00% :	**601.36**	**PW 40.00% :**	**383.76**
PW 12.00% :	**577.47**	**PW 50.00% :**	**346.48**
PW 15.00% :	**545.51**	**PW 60.00% :**	**317.02**

4/13/2022 1:00:26PM

Economic One-Liners

Project Name : International Western Oil Corp

Ownership Group : All Cases

As of Date: 3/1/2022

PROVED RESERVES

SEC PRICES $71.67 & $3.95

MIRE Petroleum Consultants

Lease Name *Risked* / UnRisked	*Reserve Category*	Net Reserves Oil (Mbbl)	Net Reserves Gas (MMcf)	Net Revenue Oil (M$)	Net Revenue Gas (M$)	Net Revenue Other (M$)	Expense & Tax (M$)	Invest. (M$)	Cash Flow Non-Disc. (M$)	Cash Flow Disc. CF (M$)	Life (years)
Grand Total	**Total**	**26.26**	**115.90**	**1,817.59**	**563.50**	**0.00**	**1,425.88**	**189.34**	**765.88**	**601.36**	**16.40**
Proved Producing Rsv Class & Category	**Total**	**18.14**	**65.14**	**1,267.58**	**375.88**	**0.00**	**1,150.19**	**73.67**	**419.60**	**313.15**	**16.40**
Proved Behind Pipe Rsv Class & Category	**Total**	**6.69**	**46.39**	**450.85**	**183.26**	**0.00**	**232.16**	**36.90**	**365.04**	**299.40**	**9.21**
Proved Non-Producing Rsv Class & Category	**Total**	**1.43**	**4.36**	**99.16**	**4.36**	**0.00**	**43.53**	**22.52**	**37.48**	**31.67**	**5.90**
Proved Shut-In Rsv Class & Category	**Total**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**56.25**	**-56.25**	**-42.86**	**0.00**
COLEMAN County	**Total**	**18.25**	**62.61**	**1,256.47**	**256.01**	**0.00**	**719.26**	**69.49**	**723.73**	**548.42**	**16.40**
PITTARD BEND ARCH RED 1B 2B	*P-DP*	7.03	8.22	490.12	47.44	0.00	310.98	4.10	222.48	149.21	16.40
PITTARD BEND ARCH RED 3B	*P-DP*	3.10	3.63	216.34	20.95	0.00	132.59	2.05	102.65	71.41	14.90
PITTARD BEND ARCH WHITE 1A 3A	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	1.88	-1.88	-1.55	0.00
PITTARD BEND ARCH RED 4B	*P-BP*	3.30	23.13	222.07	91.37	0.00	114.80	18.45	180.19	148.60	8.94
PITTARD BEND ARCH RED 6B	*P-BP*	3.40	23.26	228.78	91.89	0.00	117.36	18.45	184.85	150.80	9.21
PITTARD BEND ARCH WHITE 2A	*P-NP*	0.79	1.21	54.92	1.21	0.00	22.19	11.26	22.69	19.20	5.90
PITTARD BEND ARCH WHITE 4A	*P-NP*	0.64	3.15	44.24	3.15	0.00	21.34	11.26	14.79	12.47	5.66
PITTARD BEND ARCH RED 5B	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	2.05	-2.05	-1.72	0.00
GREGG County	**Total**	**1.65**	**0.00**	**114.63**	**0.00**	**0.00**	**107.76**	**35.00**	**-28.13**	**-20.69**	**1.71**
MARSHALL, FANNIE 11 16	*P-DP*	1.52	0.00	105.39	0.00	0.00	98.73	5.00	1.66	3.09	1.71
WALDEN, IDA 1 2	*P-DP*	0.13	0.00	9.25	0.00	0.00	9.04	10.00	-9.79	-7.52	0.71
MARSHALL, FANNIE 1 3 4 10	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	20.00	-20.00	-16.27	0.00
JACK County	**Total**	**6.36**	**53.29**	**446.49**	**307.49**	**0.00**	**598.85**	**30.00**	**125.12**	**112.78**	**5.61**
BENNETT WOOLLEY UNIT 1	*P-DP*	0.65	0.00	45.15	0.00	0.00	43.31	5.00	-3.16	-1.66	0.92
BUCKNER 1	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	5.00	-5.00	-4.13	0.00
HOUSTON A 1	*P-DP*	2.63	5.11	188.23	29.49	0.00	186.88	5.00	25.84	25.12	2.85
MAHON 1	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	5.00	-5.00	-4.13	0.00
REED MARTIN 1	*P-DP*	3.08	48.18	213.11	278.00	0.00	368.66	5.00	117.45	101.65	5.61
CARPENTER-MARTIN 1R	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	5.00	-5.00	-4.07	0.00
KING County	**Total**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**15.00**	**-15.00**	**-11.00**	**0.00**
RATLIFF	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	5.00	-5.00	-3.67	0.00
RATLIFF A 8	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	5.00	-5.00	-3.67	0.00
RATLIFF B 10	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	5.00	-5.00	-3.67	0.00
PALO PINTO County	**Total**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**39.85**	**-39.85**	**-28.15**	**0.00**

4/13/2022 1:00:26PM

Economic One-Liners

Project Name : International Western Oil Corp

Ownership Group : All Cases

As of Date: 3/1/2022

PROVED RESERVES

SEC PRICES $71.67 & $3.95

MIRE Petroleum Consultants

Lease Name *Risked* / UnRisked	*Reserve Category*	Net Reserves Oil (Mbbl)	Net Reserves Gas (MMcf)	Net Revenue Oil (M$)	Net Revenue Gas (M$)	Net Revenue Other (M$)	Expense & Tax (M$)	Invest. (M$)	Cash Flow Non-Disc. (M$)	Cash Flow Disc. CF (M$)	Life (years)
STUART 60 12U	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	5.00	-5.00	-4.13	0.00
STUART BARNETT 61 12	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	1.30	-1.30	-1.07	0.00
STUART ESTATE 49 1	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	5.00	-5.00	-4.13	0.00
STUART ESTATE 49 4	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	2.20	-2.20	-1.65	0.00
STUART ESTATE 49 5	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	5.00	-5.00	-4.13	0.00
STUART ESTATE 61 10 (SWD)	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	4.26	-4.26	-1.04	0.00
STUART ESTATE 61 11	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	2.90	-2.90	-2.18	0.00
STUART ESTATE 61 10	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	4.26	-4.26	-3.12	0.00
STUART ESTATE 61 2	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	2.92	-2.92	-1.96	0.00
STUART ESTATE 61 4	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	2.77	-2.77	-1.86	0.00
STUART ESTATE 61 7	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	4.26	-4.26	-2.86	0.00

MIRE Petroleum Consultants

Senior Engineering Consultant



Kurt Mire, P.E.

Reservoir Engineer/Project Manager

Summary

Mr. Mire is a senior reservoir and production engineer with thirty-five (35) years of experience in E&P. This experience has been gained at major and independent oil companies and by projects done for Tier I consulting firms Ryder Scott Company and Netherland, Sewell & Associates. Domestic experience includes Louisiana, Texas, Gulf of Mexico, Mid-Continent, and Rocky Mountains. International experience includes Mexico, South America, Iraq and Trinidad. He has proven skills in reservoir and production engineering, operations, reserves estimation, Monte Carlo simulation, nodal analysis, field studies, project management and property evaluations.

Experience – 35 years

Mire Petroleum Consultants, Houston	2020 – 2022
Mire & Associates, Inc., Houston	2004 – 2020
BP America, Houston	2001 – 2003
Independent Consultant, Lafayette, LA	1999 – 2001
Subsurface Consultants, Lafayette, LA	1993 – 1998
Black Gold Production Co., Hammond, LA	1991 – 1993
Independent Consultant, Morgan City, LA	1988 – 1991
Texaco, Inc., Morgan City, LA	1983 – 1987

Education

B.S., Petroleum Engineering

University of Louisiana at Lafayette, 1982

Texas Professional Engineer #115886